TRANSFER AGENCY AND SERVICES AGREEMENT


THIS AGREEMENT, dated as of this 3rd day of July, 1998 (the "Effective Date") is between AETNA SERIES FUND, INC. (the "Fund"), a Maryland corporation having its principal place of business at 242 Trumbull Street, Hartford, CT 06103 and FIRST DATA INVESTOR SERVICES GROUP, INC. ("Investor Services Group"), a Massachusetts corporation with principal offices at 4400 Computer Drive, Westboro, Massachusetts 01581.

                                   WITNESSETH

         WHEREAS, the Fund is authorized to issue Shares in separate series, with each such series representing interests in a separate portfolio of securities and other assets.

         WHEREAS, the Fund currently offers Shares in those Portfolios identified in the attached Exhibit 1, each such Portfolio, together with all other Portfolios subsequently established by the Fund shall be subject to this Agreement in accordance with Article 14;

         WHEREAS, the Fund on behalf of the Portfolios, desires to appoint Investor Services Group as its transfer agent, dividend disbursing agent and agent in connection with certain other activities and Investor Services Group desires to accept such appointment;

         NOW, THEREFORE, in consideration of the mutual covenants and promises hereinafter set forth, the Fund and Investor Services Group agree as follows:

Article  1        Definitions.

         1.1 Whenever used in this Agreement, the following words and phrases, unless the context otherwise requires, shall have the following meanings:

                  (a) "Articles of Incorporation" shall mean the Articles of Incorporation, Declaration of Trust, or other similar organizational document as the case may be, of the Fund as the same may be amended from time to time.

                  (b) "Authorized Person" shall be deemed to include (i) any authorized officer of the Fund; or (ii) any person, whether or not such person is an officer or employee of the Fund, duly authorized to give Oral Instructions or Written Instructions on behalf of the Fund as indicated in writing to Investor Services Group from time to time.

                  (c) "Board of Directors" shall mean the Board of Directors or Board of Trustees of the Fund, as the case may be.

                  (d) "Commission" shall mean the Securities and Exchange Commission.
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                  (e) "Custodian" refers to any custodian or subcustodian of securities and other property which the Fund may from time to time deposit, or cause to be deposited or held under the name or account of such a custodian pursuant to a Custodian Agreement.

                  (f) "1934 Act" shall mean the Securities Exchange Act of 1934 and the rules and regulations promulgated thereunder, all as amended from time to time.

                  (g) "1940 Act" shall mean the Investment Company Act of 1940 and the rules and regulations promulgated thereunder, all as amended from time to time.

                  (h) "Oral Instructions" shall mean instructions, other than Written Instructions, actually received by Investor Services Group from a person reasonably believed by Investor Services Group to be an Authorized Person;

                  (i) "Portfolio" shall mean each separate series of shares offered by the Fund representing interests in a separate portfolio of securities and other assets;

                  (j) "Prospectus" shall mean the most recently dated Fund Prospectus and Statement of Additional Information, including any supplements thereto if any, which has become effective under the Securities Act of 1933 and the 1940 Act.

                  (k) "Shares" refers collectively to such shares of capital stock or beneficial interest, as the case may be, or class thereof, of each respective Portfolio of the Fund as may be issued from time to time.

                  (l) "Shareholder" shall mean a record owner of Shares of each respective Portfolio of the Fund.

                  (m) "Written Instructions" shall mean a written communication signed by a person reasonably believed by Investor Services Group to be an Authorized Person and actually received by Investor Services Group. Written Instructions shall include manually executed originals and authorized electronic transmissions, including telefacsimile of a manually executed original or other process.

Article  2        Appointment of Investor Services Group.

         The Fund, on behalf of the Portfolios, hereby appoints and constitutes Investor Services Group as its sole and exclusive transfer agent and dividend disbursing agent for Shares of each respective Portfolio of the Fund and as shareholder servicing agent for the Fund and Investor Services Group hereby accepts such appointments and agrees to perform the duties hereinafter set forth.

Article  3        Duties of Investor Services Group.

         3.1      Investor Services Group shall be responsible for:
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                  (a) Administering and/or performing the customary services of a transfer agent; acting as service agent in connection with dividend and distribution functions; and for performing shareholder account and administrative agent functions in connection with the issuance, transfer and redemption or repurchase (including coordination with the Custodian) of Shares of each Portfolio, as more fully described in the written schedule of Duties of Investor Services Group annexed hereto as Schedule A and incorporated herein, and in accordance with the terms of the Prospectus of the Fund on behalf of the applicable Portfolio, applicable law and the procedures established from time to time between Investor Services Group and the Fund.

                  (b) Recording the issuance of Shares and maintaining pursuant to Rule 17Ad-10(e) under the 1934 Act a record of the total number of Shares of each Portfolio which are authorized, based upon data provided to it by the Fund, and issued and outstanding. Investor Services Group shall provide the Fund on a regular basis with the total number of Shares of each Portfolio which are authorized and issued and outstanding and shall have no obligation, when recording the issuance of Shares, to monitor the issuance of such Shares or to take cognizance of any laws relating to the issue or sale of such Shares, which functions shall be the sole responsibility of the Fund.

                  (c) In addition to providing the foregoing services, the Fund hereby engages Investor Services Group as its exclusive service provider with respect to the Print/Mail Services as set forth in Schedule B for the fees also identified in Schedule B. Investor Services Group agrees to perform the services and its obligations subject to the terms and conditions of this Agreement.

                  (d) Notwithstanding any of the foregoing provisions of this Agreement, Investor Services Group shall be under no duty or obligation to inquire into, and shall not be liable for: (i) the legality of the issuance or sale of any Shares or the sufficiency of the amount to be received therefor; (ii) the propriety of the amount to be paid with respect to redemptions; (iii) the legality of the declaration of any dividend by the Board of Directors, or the legality of the issuance of any Shares in payment of any dividend; or (iv) the legality of any recapitalization or readjustment of the Shares.

         3.2 In addition, the Fund shall (i) identify to Investor Services Group in writing those transactions and assets to be treated as exempt from blue sky reporting for each State and (ii) verify the establishment of transactions for each State on the system prior to activation and thereafter monitor the daily activity for each State. The responsibility of Investor Services Group for the Fund's blue sky State registration status is solely limited to the initial establishment of transactions subject to blue sky compliance by the Fund and the reporting of such transactions to the Fund as provided above.

         3.3 In addition to the duties set forth herein, Investor Services Group shall perform such other duties and functions, and shall be paid such amounts therefor, as may from time to time be agreed upon in writing between the Fund and Investor Services Group.
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         3.4 Investor Services Group agrees use reasonable efforts to provide the services described herein in accordance with the Performance Standards annexed hereto as Exhibit 1 of Schedule A and incorporated herein (the "Performance Standards"). Such Performance Standards may be amended from time to time upon written agreement by the parties.

Article  4        Recordkeeping and Other Information.

         4.1 Investor Services Group shall create and maintain all records required of it pursuant to its duties hereunder and as set forth in Schedule A in accordance with all applicable laws, rules and regulations, including records required by Section 31(a) of the 1940 Act. Where applicable, such records shall be maintained by Investor Services Group for the periods and in the places required by Rule 31a-2 under the 1940 Act.

         4.2 To the extent required by Section 31 of the 1940 Act, Investor Services Group agrees that all such records prepared or maintained by Investor Services Group relating to the services to be performed by Investor Services Group hereunder are the property of the Fund and will be preserved, maintained and made available in accordance with such section, and will be surrendered promptly to the Fund on and in accordance with the Fund's request.

         4.3 In case of any requests or demands for the inspection of Shareholder records of the Fund, Investor Services Group will endeavor to notify the Fund of such request and secure Written Instructions as to the handling of such request. Investor Services Group reserves the right, however, to exhibit the Shareholder records to any person whenever it is advised by its counsel that it may be held liable for the failure to comply with such request.

Article  5        Fund Instructions.

         5.1 Investor Services Group will have no liability when acting upon Written or Oral Instructions reasonably believed to have been executed or orally communicated by an Authorized Person and will not be held to have any notice of any change of authority of any person until receipt of a Written Instruction thereof from the Fund.

         5.2 At any time, Investor Services Group may request Written Instructions from the Fund and may seek advice from legal counsel for the Fund, or its own legal counsel, with respect to any matter arising in connection with this Agreement, and it shall not be liable for any action taken or not taken or suffered by it in good faith in accordance with such Written Instructions or in accordance with the opinion of counsel for the Fund or for Investor Services Group. Written Instructions requested by Investor Services Group will be provided by the Fund within a reasonable period of time.

         5.3 Investor Services Group, its officers, agents or employees, shall accept Oral Instructions or Written Instructions given to them by any person representing or acting on behalf of the Fund only if said representative is an Authorized Person. The Fund agrees that upon the request of Investor Services Group all Oral Instructions shall be followed within one business
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day by confirming Written Instructions, and that the Fund's failure to so confirm shall not impair in any respect Investor Services Group's right to rely on Oral Instructions.

Article  6        Compensation.

         6.1 The Fund, on behalf of each of the Portfolios, will compensate Investor Services Group for the performance of its obligations hereunder in accordance with the fees set forth in the written Fee Schedule annexed hereto as Schedule B and incorporated herein.

         6.2 In addition to those fees set forth in Section 6.1 above, the Fund on behalf of each of the Portfolios agrees to pay, and will be billed separately for, out-of-pocket expenses incurred by Investor Services Group in the performance of its duties hereunder. Out-of-pocket expenses shall only include the items specified in the written schedule of out-of-pocket charges annexed hereto as Schedule C and incorporated herein. Schedule C may be modified by written agreement between the parties.

         6.3 The Fund on behalf of each of the Portfolios agrees to pay all fees and out-of-pocket expenses to Investor Services Group by Federal Funds Wire within thirty (30) business days following the receipt of the respective invoice. In addition, with respect to all fees under this Agreement, Investor Services Group may charge a service fee equal to the lesser of (i) one and one half percent (1 1/2%) per month or (ii) the highest interest rate legally permitted on any past due invoiced amounts, provided however, the foregoing service fee shall not apply if the Fund in good faith legitimately disputes any invoice amount in which case the Fund shall do the following within thirty (30) days of the postmark date: (a) pay Investor Services Group the undisputed amount of the invoice; and (b) provide Investor Services Group a detailed written description of the disputed amount and the basis for the Fund's dispute with such amount. In addition, the Fund shall cooperate with Investor Services Group in resolving disputed invoice amounts and then promptly paying such amounts determined to be due.

         6.4 Any compensation agreed to hereunder may be adjusted from time to time by attaching to Schedule B, a revised Fee Schedule executed and dated by the parties hereto.

         6.5 The Fund acknowledges that the fees that Investor Services Group charges the Fund under this Agreement reflect the allocation of risk between the parties, including the disclaimer of warranties, the limitations on liability and exclusion of remedies contained herein. Modifying the allocation of risk from what is stated here would affect the fees that Investor Services Group charges, and in consideration of those fees, the Fund agrees to the stated allocation of risk.

Article  7        Documents.

         In connection with the appointment of Investor Services Group, the Fund shall, on or before the date this Agreement goes into effect, but in any case within a reasonable period of time for Investor Services Group to prepare to perform its duties hereunder, deliver or caused to
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be delivered to Investor Services Group the documents set forth in the written schedule of Fund Documents annexed hereto as Schedule D.

Article  8        Transfer Agent System.

         8.1 Investor Services Group shall retain title to and ownership of any and all data bases, computer programs, screen formats, report formats, interactive design techniques, derivative works, inventions, discoveries, patentable or copyrightable matters, concepts, expertise, patents, copyrights, trade secrets, and other related legal rights utilized by Investor Services Group in connection with the services provided by Investor Services Group to the Fund herein (the "Investor Services Group System").

         8.2 Investor Services Group hereby grants to the Fund a limited license to the Investor Services Group System for the sole and limited purpose of having Investor Services Group provide the services contemplated hereunder and nothing contained in this Agreement shall be construed or interpreted otherwise and such license shall immediately terminate with the termination of this Agreement.

         8.3 In the event that the Fund, including any affiliate or agent of the Fund or any third party acting on behalf of the Fund, is provided with direct access to the Investor Services Group System for either account inquiry or to transmit transaction information, including but not limited to maintenance, exchanges, purchases and redemptions, such direct access capability shall be limited to direct entry to the Investor Services Group System by means of on-line mainframe terminal entry or PC emulation of such mainframe terminal entry and any other non-conforming method of transmission of information to the Investor Services Group System is strictly prohibited without the prior written consent of Investor Services Group.

Article  9        Representations and Warranties.

         9.1 Investor Services Group represents and warrants to the Fund that:

                  (a) it is a corporation duly organized, existing and in good standing under the laws of the Commonwealth of Massachusetts;

                  (b) it is empowered under applicable laws and by its Articles of Incorporation and By-Laws to enter into and perform this Agreement;

                  (c) all requisite corporate proceedings have been taken to authorize it to enter into this Agreement;

                  (d) it is duly registered with its appropriate regulatory agency as a transfer agent and such registration will remain in effect for the duration of this Agreement; and

                  (e) it has and will continue to have access to the necessary facilities, equipment and personnel to perform its duties and obligations under this Agreement.

                  (f) Investor Services Group warrants that all equipment and software used or delivered in connection herewith or with the services rendered hereunder include or shall include, at no additional cost to the Fund, design and performance capabilities so that prior to, during, and after the calendar year 2000, they will not malfunction, produce invalid or incorrect results, or cease to function because of the year 2000 date change. Such design and performance capabilities shall include without limitation the ability to recognize, manage, manipulate and interface with data involving dates, including single century and multi-century formulas and date values, without resulting in the generation of incorrect values involving such dates or causing an abnormal ending. In connection with the foregoing, Investor Services Group agrees to provide the Fund with periodic quarterly updates with respect to Investor Services Group's compliance with this provision and permit the Fund to test interfaces between Investor Services Group and the Fund and upon reasonable notice perform periodic onsite audits to monitor Investor Services Group's Year 2000 compliance efforts.

                  (g) Investor Services Group warrants ("Rights Warranty") it has the right to utilize the Investor Services Group System to provide services to the Fund in accordance with the Agreement.

         9.2 The Fund represents and warrants to Investor Services Group that:

                  (a) it is duly organized, existing and in good standing under the laws of the jurisdiction in which it is organized;

                  (b) it is empowered under applicable laws and by its Articles of Incorporation and By-Laws to enter into this Agreement;

                  (c) all corporate proceedings required by said Articles of Incorporation, By-Laws and applicable laws have been taken to authorize it to enter into this Agreement;

                  (d) a registration statement under the Securities Act of 1933, as amended, and the 1940 Act on behalf of each of the Portfolios is currently effective and will remain effective, and all appropriate state securities law filings have been made and will continue to be made, with respect to all Shares of the Fund being offered for sale; and

                  (e) all outstanding Shares are validly issued, fully paid and non-assessable and when Shares are hereafter issued in accordance with the terms of the Fund's Articles of Incorporation and its Prospectus with respect to each Portfolio, such Shares shall be validly issued, fully paid and non-assessable.

Article 10        Indemnification.

         10.1 Investor Services Group shall not be responsible for and the Fund on behalf of each Portfolio shall indemnify and hold Investor Services Group harmless from and against any
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and all claims, costs, expenses (including reasonable attorneys' fees), losses, damages, charges, payments and liabilities of any sort or kind which may be asserted against Investor Services Group or for which Investor Services Group may be held to be liable (a "Claim") arising out of or attributable to any of the following:

                  (a) any actions of Investor Services Group required to be taken pursuant to this Agreement unless such Claim resulted from a negligent act or omission to act or bad faith by Investor Services Group in the performance of its duties hereunder;

                  (b) Investor Services Group's reasonable reliance on, or reasonable use of information, data, records and documents (including but not limited to magnetic tapes, computer printouts, hard copies and microfilm copies) received by Investor Services Group from the Fund, or any authorized third party acting on behalf of the Fund, including but not limited to the prior transfer agent for the Fund, in the performance of Investor Services Group's duties and obligations hereunder;

                  (c) the reliance on, or the implementation of, any Written or Oral Instructions or any other instructions or requests of the Fund on behalf of the applicable Portfolio made by an Authorized Person;

                  (d) the offer or sale of shares in violation of any requirement under the securities laws or regulations of any state that such shares be registered in such state or in violation of any stop order or other determination or ruling by any state with respect to the offer or sale of such shares in such state unless Investor Services Group is provided with notice of any such violation and disregards the Fund's instructions to stop selling shares; and

                  (e) the Fund's refusal or failure to comply with the terms of this Agreement, or any Claim which arises out of the Fund's negligence or misconduct or the breach of any representation or warranty of the Fund made herein.

         10.2 The Fund shall not be responsible for and Investor Services Group shall indemnify and hold the Fund harmless from and against any and all Claims which result from the negligence, bad faith or willful misconduct of Investor Services Group in the performance of its duties hereunder.

         10.3 In any case in which the either party (the "Indemnifying Party") may be asked to indemnify or hold the other (the "Indemnified Party") harmless, the Indemnified Party will notify the Indemnifying Party promptly after identifying any situation which it believes presents or appears likely to present a claim for indemnification against the Indemnifying Party although the failure to do so shall not prevent recovery by the Indemnified Party and shall keep the Indemnifying Party advised with respect to all developments concerning such situation. The Indemnifying Party shall have the option to defend the Indemnified Party against any Claim which may be the subject of this indemnification, and, in the event that the Indemnifying Party so elects, such defense shall be conducted by counsel chosen by the Indemnifying Party and satisfactory to the Indemnified Party, and thereupon the Indemnifying Party shall take over complete defense of the Claim and the Indemnified Party shall sustain no further legal or other expenses in respect of such Claim. The Indemnified Party will not confess any Claim or make any compromise in any case in which the Indemnifying Party will be asked to provide indemnification, except with the Indemnifying Party's prior written consent. The obligations of the parties hereto under this Article 10 shall survive the termination of this Agreement.

         10.4 Any claim for indemnification under this Agreement must be made prior to the earlier of:

                  (a) one year after the party becomes aware of the event for which indemnification is claimed; or

                  (b) one year after the earlier of the termination of this Agreement or the expiration of the term of this Agreement.

         10.5 Except for remedies that cannot be waived as a matter of law (and injunctive or provisional relief), the provisions of this Article 10 shall be the sole and exclusive remedy for claims or other actions or proceedings to which a party's indemnification obligations pursuant to this Article 10 may apply.

         10.6 Provided the Fund gives Investor Services Group timely written notice, reasonable assistance, including assistance from the Fund's employees, agents, and affiliates (collectively, "Client's Agents"), and sole authority to defend or settle the action, then Investor Services Group shall do the following ("Infringement Indemnification"): (a) defend or settle, at its expense, any action brought against the Fund to the extent the action is based on a claim that the Investor Services Group System infringes a duly issued United States' patent or copyright or violates a third party's proprietary trade secrets or other similar intellectual property rights ("Infringement"); and (b) pay damages and costs finally awarded against the Fund directly attributable to such claim. Investor Services Group shall have no Infringement Indemnification obligation if the alleged Infringement is based upon the Fund's use of or access to the Investor Services Group System which is not approved by Investor Services Group or if such claim arises from Investor Services Group's compliance with the Fund's designs or instructions, or from the Fund's modifications of the Investor Services Group System. The Infringement Indemnification states Investor Services Group's entire liability for Infringement and shall be the Fund's sole and exclusive remedy for the Rights Warranty.

Article  11       Standard of Care.

         11.1 Investor Services Group shall at all times act in good faith and agrees to use its best efforts within commercially reasonable limits to ensure the accuracy of all services performed under this Agreement, but assumes no responsibility for loss or damage to the Fund unless said errors are caused by Investor Services Group's own negligence, bad faith or willful misconduct or that of its employees.

         11.2 Each party shall have the duty to mitigate damages for which the other party may become responsible.

Article  12       Consequential Damages.

         NOTWITHSTANDING ANYTHING IN THIS AGREEMENT TO THE CONTRARY, IN NO EVENT SHALL EITHER PARTY, ITS AFFILIATES OR ANY OF ITS OR THEIR DIRECTORS, OFFICERS, EMPLOYEES, AGENTS OR SUBCONTRACTORS BE LIABLE TO THE OTHER PARTY UNDER ANY THEORY OF TORT, CONTRACT, STRICT LIABILITY OR OTHER LEGAL OR EQUITABLE THEORY FOR LOST PROFITS, EXEMPLARY, PUNITIVE, SPECIAL, INCIDENTAL, INDIRECT OR CONSEQUENTIAL DAMAGES, EACH OF WHICH IS HEREBY EXCLUDED BY AGREEMENT OF THE PARTIES REGARDLESS OF WHETHER SUCH DAMAGES WERE FORESEEABLE OR WHETHER EITHER PARTY OR ANY ENTITY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

Article  13       Term and Termination.

         13.1 Except as otherwise provided herein, this Agreement shall be effective on the date first written above and shall continue for a period of five (5) years (the "Initial Term").

         13.2 Upon the expiration of the Initial Term, this Agreement shall automatically renew for successive terms of one (1) year ("Renewal Terms") each, unless the Fund or Investor Services Group provides written notice to the other of its intent not to renew. Such notice must be received not less than one-hundred twenty (120) days prior to the expiration of the Initial Term or the then current Renewal Term.

         13.3 If, during the Initial Term or any Renewal Term, a majority of the non-interested members of the Board of Directors of the Fund, after consulting with the investment manager of the Fund concludes, in the exercise of their fiduciary duties and pursuant to reasonable business judgment, that the services rendered by Investor Services Group have been unsatisfactory or that the amounts paid by the Fund are not competitive in comparison to the fees paid by other comparable mutual funds to their transfer agents for substantially similar services as evidenced by information on transfer agent fees published by the Investment Company Institute, then the Fund shall give written notice of such conclusion to Investor Services Group and Investor Services Group shall have sixty (60) days to correct the unsatisfactory performance or to renegotiate the amounts to be paid hereunder. With respect to the negotiation of amounts to be paid, the Fund agrees to negotiate with Investor Services Group in good faith.
If at the end of the sixty (60) day period, the Board of Directors believes in good faith that the unsatisfactory services have not been corrected or after good faith negotiation the parties cannot agree to a fee adjustment and the
Board of Directors believes in good faith that the charges hereunder remain noncompetitive, then the Fund may terminate this Agreement on one-hundred twenty
(120) days notice.
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         13.4 Investor Services Group may terminate this Agreement without cause at any time on one-hundred twenty (120) days notice to the Fund.

         13.5 The Fund may terminate this Agreement at any time without cause during the first two years of this Agreement by providing Investor Services Group with one-hundred twenty (120) days written notice of the Fund's intent to so terminate. Upon such termination, the Fund agrees to pay to Investor Services Group an early termination fee of $300,000.00 (the "Early Termination Fee"). In the event that the Fund terminates this Agreement pursuant to this Section 13.5, the payment of the Early Termination Fee shall be the sole remedy of Investor Services Group for such termination by the Fund. Notwithstanding the foregoing, the Early Termination Fee shall not apply in the event this Agreement is terminated by the Fund in accordance with the provisions of Section 13.3.

         13.6 Any written notice of termination shall specify the date of termination. Upon termination, Investor Services Group will deliver to such successor as specified by the Fund, a certified list of Shareholders (with names, addresses and taxpayer identification of Social Security numbers and such other federal tax information as Investor Services Group may be required to maintain), an historical record of the account of each Shareholder and the status thereof, and all other relevant books, records, correspondence, and other data established or maintained by Investor Services Group under this Agreement in the form reasonably acceptable to the Fund, and will cooperate in the transfer of such duties and responsibilities, including provisions for assistance from Investor Services Group's personnel in the establishment of books, records and other data by such successor or successors.

         13.7 In the event a termination notice is given by the Fund, all expenses associated with movement of records and materials and conversion thereof to a successor transfer agent will be borne by the Fund.

Article  14       Additional Portfolios.

         14.1 In the event that the Fund establishes one or more Portfolios in addition to those identified in Exhibit 1, with respect to which the Fund desires to have Investor Services Group render services as transfer agent under the terms hereof, the Fund shall so notify Investor Services Group in writing, and if Investor Services Group agrees in writing to provide such services,
Exhibit 1 shall be amended to include such additional Portfolios.

Article  15       Confidentiality.

         15.1 The parties agree that the Proprietary Information (defined below) and the contents of this Agreement (collectively "Confidential Information") are confidential information of the parties and their respective licensors. The Fund and Investor Services Group shall exercise at least the same degree of care, but not less than reasonable care, to safeguard the confidentiality of the Confidential Information of the other as it would exercise to protect its own confidential information of a similar nature. The Fund and Investor Services Group shall not duplicate, sell or disclose to others the Confidential Information of the other, in whole or in part, without the prior
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written permission of the other party. The Fund and Investor Services Group may, however, disclose Confidential Information to their respective appropriate regulatory authorities, parent corporation, their respective affiliates, their subsidiaries and affiliated companies, employees, legal counsel, auditors and independent contractors provided that each shall use reasonable efforts to ensure that the Confidential Information is not duplicated or disclosed in breach of this Agreement. Notwithstanding the previous sentence, in no event shall either the Fund or Investor Services Group disclose the Confidential Information to any competitor of the other without specific, prior written consent.

         15.2     Proprietary Information means:

                  (a) any data or information that is competitively sensitive material, and not generally known to the public, including, but not limited to, information about product plans, investment and marketing strategies, finance, operations, customer relationships, customer profiles, sales estimates, business plans, and internal performance results relating to the past, present or future business activities of the Fund or Investor Services Group, their respective subsidiaries and affiliated companies and the customers, clients and suppliers of any of them;

                  (b) any scientific or technical information, design, process, procedure, formula, or improvement that is commercially valuable and secret in the sense that its confidentiality affords the Fund or Investor Services Group a competitive advantage over its competitors;

                  (c) all confidential or proprietary concepts, documentation, reports, data, specifications, computer software, source code, object code, flow charts, databases, inventions, know-how, show-how and trade secrets, whether or not patentable or copyrightable; and

                  (d) names, addresses and other related information with respect to the Fund's Shareholders.

         15.3 Confidential Information includes, without limitation, all documents, inventions, substances, engineering and laboratory notebooks, drawings, diagrams, specifications, bills of material, equipment, prototypes and models, and any other tangible manifestation of the foregoing of either party which now exist or come into the control or possession of the other.

         15.4 The obligations of confidentiality and restriction on use herein shall not apply to any Confidential Information that a party proves:

                  (a) Was in the public domain prior to the date of this Agreement or subsequently came into the public domain through no fault of such party; or

                  (b) Was lawfully received by the party from a third party free of any obligation of confidence to such third party; or

                  (c) Was already in the possession of the party prior to receipt thereof, directly or indirectly, from the other party; or

                  (d) Is required to be disclosed in a judicial or administrative proceeding after all reasonable legal remedies for maintaining such information in confidence have been exhausted including, but not limited to, giving the other party as much advance notice of the possibility of such disclosure as practical so the other party may attempt to stop such disclosure or obtain a protective order concerning such disclosure; or

                  (e) Is subsequently and independently developed by employees, consultants or agents of the party without reference to the Confidential Information disclosed under this Agreement.

Article  16       Force Majeure.

         No party shall be liable for any default or delay in the performance of its obligations under this Agreement if and to the extent such default or delay is caused, directly or indirectly, by (i) fire, flood, elements of nature or other acts of God; (ii) any outbreak or escalation of hostilities, war, riots or civil disorders in any country, (iii) any act or omission of the other party or any governmental authority; or (iv) except with respect to the subcontractors engaged by Investor Services Group as described in Article 17, the nonperformance by a third party or any similar cause beyond the reasonable control of such party, including without limitation, failures or fluctuations in telecommunications or other equipment. In any such event, the non-performing party shall be excused from any further performance and observance of the obligations so affected only for as long as such circumstances prevail and such party continues to use commercially reasonable efforts to recommence performance or observance as soon as practicable.

Article 17        Assignment and Subcontracting.

         This Agreement, its benefits and obligations shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. This Agreement may not be assigned or otherwise transferred by either party hereto, without the prior written consent of the other party, which consent shall not be unreasonably withheld. Investor Services Group may, in its sole discretion, engage subcontractors to perform any of the obligations contained in this Agreement to be performed by Investor Services Group, provided however, Investor Services Group shall remain responsible for the for the acts and omissions of such subcontractors as if performed directly by Investor Services Group.

Article 18        Arbitration.

         18.1 Any claim or controversy arising out of or relating to this Agreement, or breach hereof, shall be settled by arbitration administered by the American Arbitration Association in Boston, Massachusetts in accordance with its applicable rules, except that the Federal Rules of

Evidence and the Federal Rules of Civil Procedure with respect to the discovery process shall apply.

         18.2 The parties hereby agree that judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction.

         18.3 The parties acknowledge and agree that the performance of the obligations under this Agreement necessitates the use of instrumentalities of interstate commerce and, notwithstanding other general choice of law provisions in this Agreement, the parties agree that the Federal Arbitration Act shall govern and control with respect to the provisions of this Article 18.

Article  19       Notice.

         Any notice or other instrument authorized or required by this Agreement to be given in writing to the Fund or Investor Services Group, shall be sufficiently given if addressed to that party and received by it at its office set forth below or at such other place as it may from time to time designate in writing.

                  To the Fund:

                  Aetna Series Funds, Inc.
                  242 Trumbull Street
                  Hartford, CT 06103

                  Attention:  Frank Litwin

                  To Investor Services Group:

                  First Data Investor Services Group, Inc.
                  4400 Computer Drive
                  Westboro, Massachusetts  01581
                  Attention:  President

                  with a copy to Investor Services Group's General Counsel

Article 20        Governing Law/Venue.

         The laws of the Commonwealth of Massachusetts, excluding the laws on conflicts of laws, shall govern the interpretation, validity, and enforcement of this agreement. All actions arising from or related to this Agreement shall be brought in the state and federal courts sitting in the City of Boston, and Investor Services Group and Client hereby submit themselves to the exclusive jurisdiction of those courts.

Article 21        Counterparts.

         This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original; but such counterparts shall, together, constitute only one instrument.

Article 22        Captions.

         The captions of this Agreement are included for convenience of reference only and in no way define or limit any of the provisions hereof or otherwise affect their construction or effect.

Article 23        Publicity.

         Investor Services Group shall not release or publish news releases, public announcements, advertising or other publicity relating to this Agreement or to the transactions contemplated by it without the prior review and written approval of the Fund; the Fund shall not use Investor Services Group's name in any news releases, public announcements or other publicity, excluding standard Fund advertisements or marketing materials, without the prior written approval of the Investor Services Group, provided, however, that either party may make such disclosures as are required by legal, accounting or regulatory requirements after making reasonable efforts in the circumstances to consult in advance with the other party.

Article 24        Relationship of Parties/Non-Solicitation.

         24.1 The parties agree that they are independent contractors and not partners or co-venturers and nothing contained herein shall be interpreted or construed otherwise.

         24.2 During the term of this Agreement and for one (1) year afterward, neither party shall recruit, solicit, employ or engage, for itself or others, the employees of the other party.

Article 25        Entire Agreement; Severability.

         25.1 This Agreement, including Schedules, Addenda, and Exhibits hereto, constitutes the entire Agreement between the parties with respect to the subject matter hereof and supersedes all prior and contemporaneous proposals, agreements, contracts, representations, and understandings, whether written or oral, between the parties with respect to the subject matter hereof. No change, termination, modification, or waiver of any term or condition of the Agreement shall be valid unless in writing signed by each party. No such writing shall be effective as against Investor Services Group unless said writing is executed by a Senior Vice President, Executive Vice President, or President of Investor Services Group. A party's waiver of a breach of any term or condition in the Agreement shall not be deemed a waiver of any subsequent breach of the same or another term or condition.

         25.2 The parties intend every provision of this Agreement to be severable. If a court of competent jurisdiction determines that any term or provision is illegal or invalid for any reason, the illegality or invalidity shall not affect the validity of the remainder of this Agreement. In such case, the parties shall in good faith modify or substitute such provision consistent with the original intent of the parties. Without limiting the generality of this paragraph, if a court determines that any remedy stated in this Agreement has failed of its essential purpose, then all other provisions of this Agreement, including the limitations on liability and exclusion of damages, shall remain fully effective.

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized officers, as of the day and year first above written.


                            AETNA SERIES FUNDS, INC.

                            By:     /s/ J. Scott Fox
                                        ------------------------

                            Title:      President
                                        ------------------------

                            FIRST DATA INVESTOR SERVICES GROUP, INC.


                            By:     /s/ Mark Hourihan
                                        ------------------------

                            Title:      Executive Vice President
                                        ------------------------

                                    Exhibit 1

                               LIST OF PORTFOLIOS

Aetna Money Market Fund
Aetna Government Fund
Aetna Bond Fund
Aetna High Yield Fund
Aetna Balanced Fund
Aetna Growth and Income Fund
Aetna Real Estate Securities Fund
Aetna Value Opportunity Fund
Aetna Growth Fund
Aetna Mid Cap Fund
Aetna Small Company Fund
Aetna International Fund
Aetna Index Plus Large Cap Fund
Aetna Index Plus Mid Cap Fund
Aetna Index Plus Small Cap Fund
Aetna Index Plus Bond Fund
Aetna Ascent Fund
Aetna Crossroads Fund
Aetna Legacy Fund

                                   Schedule A

                        Duties of Investor Services Group

         1. Shareholder Information. Investor Services Group shall maintain a record of the number of Shares held by each Shareholder of record which shall include name, address, taxpayer identification.

         2. Shareholder Services. Investor Services Group shall respond as appropriate to all inquiries and communications from Shareholders relating to Shareholder accounts with respect to its duties hereunder and as may be from time to time mutually agreed upon between Investor Services Group and the Fund.

         3. Mailing Communications to Shareholders; Proxy Materials. Investor Services Group will address and mail to Shareholders of the Fund, all reports to Shareholders, dividend and distribution notices and proxy material for the Fund's meetings of Shareholders. In connection with meetings of Shareholders, Investor Services Group will prepare Shareholder lists, mail and certify as to the mailing of proxy materials, process and tabulate returned proxy cards, report on proxies voted prior to meetings, act as inspector of election at meetings and certify Shares voted at meetings.

         4.       Sales of Shares.

                  (a) Investor Services Group shall not be required to issue any Shares of the Fund where it has received a Written Instruction from the Fund or official notice from any appropriate authority that the sale of the Shares of the Fund has been suspended or discontinued. The existence of such Written Instructions or such official notice shall be conclusive evidence of the right of Investor Services Group to rely on such Written Instructions or official notice.

                  (b) In the event that any check or other order for the payment of money is returned unpaid for any reason, Investor Services Group will endeavor to: (i) give prompt notice of such return to the Fund or its designee;
(ii) place a stop transfer order against all Shares issued as a result of such check or order; and (iii) take such actions as Investor Services Group may from time to time deem appropriate.

         5.       Transfer and Repurchase.

                  (a) Investor Services Group shall process all requests to transfer or redeem Shares in accordance with the transfer or repurchase procedures set forth in the Fund's Prospectus.

                  (b) Investor Services Group will transfer or repurchase Shares upon receipt of Oral or Written Instructions or otherwise pursuant to the Prospectus and accompanied by such documents as Investor Services Group reasonably may deem necessary.

                  (c) Investor Services Group reserves the right to refuse to transfer or repurchase Shares until it is satisfied that the endorsement on the instructions is valid and genuine. Investor Services Group also reserves the right to refuse to transfer or repurchase Shares until it is satisfied that the requested transfer or repurchase is legally authorized, and it shall incur no liability for the refusal, in good faith, to make transfers or repurchases which Investor Services Group, in its good judgment, deems improper or unauthorized, or until it is reasonably satisfied that there is no basis to any claims adverse to such transfer or repurchase.

                  (d) When Shares are redeemed, Investor Services Group shall, upon receipt of the instructions and documents in proper form, deliver to the Custodian and the Fund or its designee a notification setting forth the number of Shares to be repurchased. Such repurchased shares shall be reflected on appropriate accounts maintained by Investor Services Group reflecting outstanding Shares of the Fund and Shares attributed to individual accounts.

                  (e) Investor Services Group shall upon receipt of the monies provided to it by the Custodian for the repurchase of Shares, pay such monies as are received from the Custodian, all in accordance with the procedures described in the written instruction received by Investor Services Group from the Fund.

                  (f) Investor Services Group shall not process or effect any repurchase with respect to Shares of the Fund after receipt by Investor Services Group or its agent of notification of the suspension of the determination of the net asset value of the Fund.

         6.       Dividends.

                  (a) Upon the declaration of each dividend and each capital gains distribution by the Board of Directors of the Fund with respect to Shares of the Fund, the Fund shall furnish or cause to be furnished to Investor Services Group Written Instructions setting forth the date of the declaration of such dividend or distribution, the ex-dividend date, the date of payment thereof, the record date as of which Shareholders entitled to payment shall be determined, the amount payable per Share to the Shareholders of record as of that date, the total amount payable on the payment date.

                  (b) On or before the payment date specified in such resolution of the Board of Directors, the Fund will provide Investor Services Group with sufficient cash to make payment to the Shareholders of record as of such payment date.

                  (c) If Investor Services Group does not receive sufficient cash from the Fund to make total dividend and/or distribution payments to all Shareholders of the Fund as of the record date, Investor Services Group will, upon notifying the Fund, withhold payment to all Shareholders of record as of the record date until sufficient cash is provided to Investor Services Group.

         7. In addition to and neither in lieu nor in contravention of the services set forth above, Investor Services Group shall: (i) perform all the customary services of a transfer agent, registrar, dividend disbursing agent and agent of the dividend reinvestment and cash purchase plan as described herein consistent with those requirements in effect as at the date of this Agreement. The detailed definition, frequency, limitations and associated costs (if any) set out in the attached fee schedule, include but are not limited to: maintaining all Shareholder accounts, preparing Shareholder meeting lists, mailing proxies, tabulating proxies, mailing Shareholder reports to current Shareholders, withholding taxes on U.S. resident and non-resident alien accounts where applicable, preparing and filing U.S. Treasury Department Forms 1099 and other appropriate forms required with respect to dividends and distributions by federal authorities for all Shareholders.

                             Exhibit 1 of Schedule A

                              Performance Standards

[bullet] Measurement of standards will commence one month after conversion of services to Investor Services Group.
[bullet] Performance Standards shall be measured in the aggregate with respect to all of the Portfolios.

A.       Telephones:
         To be measured on a quarterly basis, minimum of 750 calls received.

[bullet] The average speed of answering calls will be twenty (20) seconds or less.

[bullet] The abandonment rate for teleservicing calls will be three (3) percent or less (Calculation: calls abandoned over 20 seconds/calls offered).

[bullet] The Service Level will be eighty-five percent (85%) or higher.

[bullet] Primary representatives will be monitored and graded by their manager at least five (5) times per month. Secondary representatives will be monitored and graded at least twice (2) per month. These reviews will be forwarded to the Fund at the end of each month.

[bullet] The VRU will be available for inquiry at least 90% of the time.

B.       Processing:
         The following standards will be met 95% of the time measured on a quarterly basis, minimum of 50 items per standard measured.

[bullet] New accounts in good order will be established on Investor Services
         Group System on the same day received.

[bullet] Correspondence will be completed within five (5) business days of receipt.

[bullet] Maintenance items and transfers in good order will be completed within five (5) business days of receipt.

[bullet] Research will be completed within four (4) business days from receipt.

C.       Print/Mail:
         The following standards will be met 95% of the time measured on a quarterly basis, minimum of 50 items per standard measured.

[bullet] Daily confirmations will be mailed to shareholders on Trade Date plus two (2) business days.

[bullet] Check requests will be mailed to shareholders on Trade Date plus two
         (2) business days.

[bullet] Quarterly Statements will be mailed to shareholders within five (5) business days from quarter end.

                                   Schedule C

                             OUT-OF-POCKET EXPENSES

         The Fund shall reimburse Investor Services Group monthly for the following applicable out-of-pocket expenses:

         Standard (No Prior Fund Approval Required):

[bullet] Postage (bulk, pre-sort, ZIP+4, barcoding, first class) direct pass through to the Fund.

[bullet] Telephone and telecommunication costs, including all lease, maintenance and line costs.

[bullet] Shipping, Certified and Overnight mail and insurance.

[bullet] Incoming and outgoing wire charges.

[bullet] Federal Reserve charges for check clearance.

[bullet] ACH related transaction charges.

[bullet] Correspondent banking charges.

[bullet] Record retention, retrieval and destruction costs, including, but not limited to exit fees charged by third party record keeping vendors.

[bullet] Third party audit reviews.

[bullet] NSCC/FundServe Transaction charges.

[bullet] NSCC same day confirm charges.

[bullet] Commission statements and checks.

Non-Standard (Prior Fund Approval Required):

[bullet] Ad hoc reports/SQL computer time.

[bullet] Proxy solicitations, mailings and tabulations, upon prior Fund approval.

[bullet] Terminals, communication lines, printers and other equipment and any expenses incurred in connection with such terminals and lines, upon prior Fund approval.

[bullet] Courier services.

[bullet] Overtime.

[bullet] Temporary staff.

[bullet] Travel and entertainment.

[bullet] Magnetic media tapes and freight.

[bullet] Such other miscellaneous expenses reasonably incurred by Investor
         Services Group in response to specific requests by the Fund in performing its duties and responsibilities under this Agreement.

The Fund will promptly reimburse Investor Services Group for any other unscheduled expenses incurred by Investor Services Group whenever the Fund and Investor Services Group mutually agree that such expenses are not otherwise properly borne by Investor Services Group as part of its duties and obligations under the Agreement.

Schedule D

                                 FUND DOCUMENTS

[bullet] Certified copy of the Articles of Incorporation of the Fund, as amended.

[bullet] Certified copy of the By-laws of the Fund, as amended.

[bullet] Copy of the resolution of the Board of Directors authorizing the execution and delivery of this Agreement.

[bullet] All account application forms and other documents relating to Shareholder accounts or to any plan, program or service offered by the Fund.

[bullet] Certified list of Shareholders of the Fund with the name, address and taxpayer identification number of each Shareholder, and the number of Shares of the Fund held by each, lists of any accounts against which stop transfer orders have been placed, together with the reasons therefore, and the number of Shares redeemed by the Fund.

[bullet] All notices issued by the Fund with respect to the Shares in accordance with and pursuant to the Articles of Incorporation or By-laws of the Fund or as required by law and shall perform such other specific duties as are set forth in the Articles of Incorporation including the giving of notice of any special or annual meetings of shareholders and any other notices required thereby.